Exhibit 2

Publication of Listing Particulars

The following listing particulars have been approved by the UK Listing Authority and are available for viewing:

Listing Particulars dated 9 August 2017 (the “Listing Particulars”) relating to a US$17.25 billion note issue with B.A.T Capital Corporation as issuer and British American Tobacco p.l.c., British American Tobacco Holdings (The Netherlands) B.V., B.A.T. Netherlands Finance B.V., B.A.T. International Finance p.l.c. and Reynolds American Inc. each as guarantors.

To view the Listing Particulars, please paste the following URL into the address bar of your browser:

http://www.rns-pdf.londonstockexchange.com/rns/5469N_-2017-8-9.pdf

A copy of the Listing Particulars has been submitted to the National Storage Mechanism and will shortly be available for inspection at www.Hemscott.com/nsm.do.

For further information, please contact:

Enquiries

Investor Relations
Mike Nightingale/Rachael Brierley/Sabina Marshman
+44 (0)20 7845 1180/1519/1781

British American Tobacco Press Office
+44 (0)20 7845 2888 (24 hours)│@BATPress

British American Tobacco p.l.c.
Globe House
4 Temple Place
London WC2R 2PG

09 August 2017

DISCLAIMER - INTENDED ADDRESSEES

Please note that the information contained in the Listing Particulars may be addressed to and/or targeted at persons who are residents of particular countries (specified in the Listing Particulars) only and is not intended for use and should not be relied upon by any person outside these countries. In particular, in the United States of America, the information contained in the Listing Particulars is only intended for Qualified Institutional Buyers, as defined in Rule 144A of the United States Securities Act of 1933 (the “Securities Act”). You must ascertain from the Listing Particulars whether or not you are part of the intended addressees of the information contained therein.

Notes issued under the Listing Particulars have not been registered under the Securities Act or any relevant securities laws of any state of the United States, and may not be offered or sold in the United States absent registration or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your right to access this service is conditional upon complying with the above requirement.